Exhibit 11 - Computations of Earnings per Share

                             Tredegar Industries, Inc. and Subsidiaries
                             (In thousands, except per-share amounts)
                                          (Unaudited)
                                           Second Quarter Ended            Six Months Ended
                                                  June 30                       June 30
                                              1994       1993              1994       1993
Income (loss) from continuing operations   $   3,074  $    674          $ (2,019)  $   2,384
Income from discontinued operations            1,772     2,154            10,465      3,995
Net income before extraordinary item
   and cumulative effect of changes in
   accounting principles                       4,846     2,828             8,446      6,379
Extraordinary item                                 -    (1,115)                -     (1,115)
Cumulative effect of changes in accounting
   for postretirement benefits other than
   pensions (net of tax) and income taxes          -         -                 -        150
Net income                                  $  4,846  $  1,713          $  8,446  $   5,414

Earnings per share as reported:
   Income(loss)from continuing operations   $    .29  $    .06          $   (.19)  $    .22
   Income from discontinued operations           .16       .20               .97        .37
   Net income before extraordinary item
     and cumulative effect of changes in
     accounting principles                       .45       .26               .78        .59
   Extraordinary item                              -      (.10)                -       (.10)
   Changes in accounting principles                -         -                 -        .01
   Net income                               $    .45  $    .16          $    .78   $    .50

PRIMARY EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
   of outstanding stock options (1)               32        28                33         42
Weighted average common shares outstanding
   during period                              10,722    10,895            10,808     10,895
Weighted average common shares and
   common stock equivalents                   10,754    10,923            10,841     10,937
Primary earnings per share (2)              $    .45  $    .16          $    .78   $    .50

FULLY DILUTED EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
   of outstanding stock options (3)               32        28                33         42
Weighted average common shares outstanding
   during period                              10,722    10,895            10,808     10,895
Weighted average common shares and
   common stock equivalents                   10,754    10,923            10,841     10,937
Fully diluted earnings per share (2)        $    .44  $    .16          $    .77   $    .50

(1)      Computed using the average market price during the related period.
(2)      Common stock equivalents had an immaterial dilutive effect.
(3)      Computed using the higher of the average market price during the related period and the market price at the end of the related period.
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